Exhibit 99.1

DGSE Companies Announces Management and Board Departures

DALLAS--(BUSINESS WIRE)--August 10, 2015--DGSE Companies, Inc. (NYSE MKT: DGSE) (“DGSE” or “the Company”), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced that James D. “Dusty” Clem has tendered his resignation from the positions of Chairman, President and Chief Executive Officer of DGSE Companies, Inc., to be effective September 15, 2015. Mr. Clem has held these positions since April of 2014. Mr. Clem is leaving to pursue other opportunities, and no replacement has been named at this time.

“DGSE would like to thank Dusty for his many contributions to the Company, and wish him the best in his future endeavors,” stated C. Brett Burford, Chief Financial Officer of DGSE. “We have begun the search for a new leader that will continue DGSE’s efforts to create profitable, long-term growth for our shareholders. During this transitional time, we expect no impact on our ability to service our customers at the store level and create a positive jewelry, bullion and numismatic buying, and selling, experience.”

Two members of DGSE’s Board of Directors, Bruce A. Quinnell and Dennis A. McGill, have also tendered their resignations from the board, effective August 4, 2015 and August 6, 2015, respectively. Mr. Quinnell and Mr. McGill both leave the board due to personal reasons, unrelated to Mr. Clem’s resignation. Neither Mr. Quinnell nor Mr. McGill has any disagreements or disputes with the Company or its management. Both were first elected to the board in June 2014, and were re-elected at the June 2015 Annual Meeting of Shareholders.

The Company is currently engaged in a search to fill the Chief Executive role, as well as the two independent director seats. Mr. Clem will work with the Company in his remaining time to facilitate a smooth transfer of his responsibilities.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Charleston Gold & Diamond Exchange, Chicago Gold & Diamond Exchange (formerly Bullion Express), and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Illinois, South Carolina, and Texas, the Company operates websites which can be accessed at www.dgse.com, and www.cgdeinc.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

CONTACT:
DGSE Companies, Inc.
C. Brett Burford, 972-587-4021
Chief Financial Officer
investorrelations@dgse.com